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          Report of Independent Accountants on Supplemental Schedules

To the Trustees of
Putnam Investment Grade Municipal Trust II

Our audits of the financial statements referred to in our report dated December 7, 2000 appearing in the October 31, 2000 annual report to shareholders of the Investment Grade Municipal Trust II (appearing elsewhere in this Form N-14 registration statement) also included an audit of the financial statement schedule relating to senior securities contained in this Form N-14 for the fiscal years ending October 31, 2000, October 31, 1999, October 31, 1998, October 31, 1997 and October 31, 1996. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP



Boston, MA
December 7, 2000